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                                       August 5, 1999


Rhythms NetConnections Inc.
6933 South Revere Parkway
Englewood, CO  80112


    Re: Rhythms NetConnections Inc. Registration Statement on Form S-1 for up to 5,442,720 Shares of Common Stock


Ladies and Gentlemen:

    We have acted as counsel to Rhythms NetConnections Inc., a Delaware corporation (the "Company"), in connection with the proposed sale by certain stockholders of up to 4,732,800 shares of the Company's Common Stock (the "Original Shares") and, in the event the underwriters' overallotment option is exercised, the issuance and sale by the Company of up to 709,920 shares of the Company's Common Stock (the "Company Shares"), all pursuant to the Company's Registration Statement on Form S-1 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act").

    This opinion is being furnished in accordance with the requirements of
Item 16(a) of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.

    We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the sale of the Original Shares and the proposed issuance and sale of the Company Shares (together, the "Total Shares"). Based on such review, we are of the opinion that the Original Shares have been duly authorized, legally issued, fully paid and are nonassessable; and that the Company Shares have been duly authorized, and if, as and when the Company's Shares are issued and sold in accordance with the Registration Statement and the related prospectus (as amended and supplemented through the date of issuance) the Company Shares will be legally issued, fully paid and nonassessable.

    We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

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                                                   Rhythms NetConnections Inc.
                                                                        Page 2

    This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Total Shares.


                                       Very truly yours,


                                       BROBECK, PHLEGER & HARRISON LLP